Exhibit 99

Titan Tire Agrees to Buy Goodyear’s European & Latin American Farm Tire Business

QUINCY, Ill.—December 13, 2010 - Titan Tire Corporation, a subsidiary of Titan International, Inc., today announced that it has entered into agreements with the Goodyear Tire & Rubber Company to buy their European and Latin American farm tire businesses, including a licensing agreement that will allow Titan to manufacture and sell Goodyear-brand farm tires in Europe, Africa, Eastern Europe, Russia, Latin America and North America, for approximately $130 million U.S. dollars, subject to post-closing adjustments.

The Company did a similar deal with Goodyear when Titan purchased the assets of Goodyear’s North American farm tire business, including a plant in Freeport, Illinois, in December of 2005.

The Latin American portion of the transaction includes Goodyear’s Sao Paulo, Brazil manufacturing plant, property, equipment and inventories.  Subject to customary closing conditions and regulatory approvals, it is expected to close in the first half of 2011.

The European portion of the transaction is subject to the exercise of a put option by Goodyear following completion of a social plan related to the previously announced discontinuation of consumer tire production at its Amiens North, France manufacturing plant and required consultation with the local Works Council.  Upon completion of this action, as well as customary closing conditions and regulatory approvals, the transaction will include the Amiens North plant, property, equipment and inventories.

“Titan is pleased to be adding these new regions to our current book of global business,” said Maurice M. Taylor Jr., Chairman and CEO.  “These acquisitions support our global vision of becoming the premier farm tire manufacturer in the world.  In the past these assets have had sales in excess of $400 million U.S. dollars annually.  Going forward, my expectations are to increase the sales in a short period of time.”

Titan will hold a conference call on Wednesday, December 15, 2010, at 12:00 p.m. Eastern for investor questions.  To participate in the conference call, dial (877)-260-8900 five minutes prior to the scheduled time.  International callers dial (612)-332-1020.  A replay of the call will be available until December 22, 2010.  To access the replay, dial (800)-475-6701 and enter  access code 185487.  International callers dial (320)-365-3844.

Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2009. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Krista Gray
Investor Relations Manager
(217) 221-4773